Exhibit 99.2

Business and properties

OVERVIEW

We are an independent oil and gas production and exploitation company headquartered in Oklahoma City, Oklahoma. Since our inception in 1988, we have increased reserves and production primarily by acquiring and enhancing properties in our core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, we expanded our geographic focus to include additional areas of Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountains.

As of December 31, 2009, we had estimated proved reserves of 141.9 MMBoe, with a PV-10 value of approximately $1.3 billion (66% proved developed reserves and 63% crude oil). Despite the decline in gas price from $5.62 per Mcf as of December 31, 2008 to an average of $3.87 per Mcf as of December 31, 2009, our estimated proved reserves have increased significantly since December 31, 2008 due in part to an increase in oil prices from $44.60 per Bbl as of December 31, 2008 to an average of $61.18 per Bbl for the year ended December 31, 2009. As of December 31, 2008, we had estimated proved reserves of 113.3 MMBoe with a PV-10 value of $932.7 million (74% proved developed reserves and 45% crude oil).

Our reserve estimates as of December 31, 2009 were prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by the SEC’s Modernization of Oil and Gas Reporting. Our reserve estimates prior to December 31, 2009 were prepared using the spot price for oil and gas on the last day of the reporting period. Based on spot prices on the last day of the reporting period of $79.36 per Bbl of oil and $5.79 per Mcf of gas at December 31, 2009, our estimated proved reserves would have been approximately 157.8 MMBoe, with a PV-10 value of approximately $2.2 billion.

For the year ended December 31, 2008, our average daily production was 19.3 MBoe with an estimated reserve life of 16 years. For the year ended December 31, 2009, our average daily production was 20.9 MBoe with an estimated reserve life of 19 years. For the year ended December 31, 2008 and the nine months ended September 30, 2009, our oil and gas revenues were $501.8 million and $200.7 million, respectively.

From 2003 to 2009, our proved reserves and production grew at a compounded annual growth rate of 19% and 20%, respectively. We have grown primarily through a disciplined strategy of acquiring proved oil and gas reserves, followed by exploitation activities and the acquisition of additional interests in or near these acquired properties. We typically pursue properties in the second half of their life with stable production, shallow decline rates and with particular producing trends and characteristics indicative of production or reserve enhancement opportunities. We currently expect our future growth to continue through a combination of developmental drilling, exploitation projects, and acquisitions, complemented by a modest amount of exploration activities.

For the year ended December 31, 2008, we made capital expenditures of $302.7 million, including $171.0 million for developmental drilling and $45.9 million for acquisitions. For the nine months ended September 30, 2009, we made capital expenditures of $98.0 million, including $48.6 million for developmental drilling and $3.8 million for acquisitions. The majority of our capital expenditures for

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developmental drilling in 2008 and the first nine months of 2009 were allocated to our core areas of the Mid-Continent and Permian Basin. The wells we drill in these areas are primarily infill or single stepout wells, which are characterized as lower-risk.

Capital expenditure budget.    We have expanded our oil and gas property capital expenditure budget for 2009 reflecting an increased amount of cash available primarily from higher oil prices, the receipt of proceeds from derivative monetizations, the sale of the Electric Submersible Pumps division (the “ESP Division”) of Green Country Supply, Inc. (“GCS”), and production tax credits. Our capital expenditures for oil and gas properties were $40.3 million, $23.9 million, and $33.8 million, respectively, during the first, second, and third quarters of 2009. We incurred significant costs during the first quarter of 2009 as we completed projects begun during the fourth quarter of 2008. Our oil and gas property capital expenditures, other than acquisitions, for the rest of 2009 are expected to be between $21.0 million and $31.0 million. Our oil and gas property capital expenditures for 2010 are expected to be approximately $174.0 million. Our existing credit facility requires our capital expenditures to be less than our discretionary cash flow for the period from October 1, 2009 to June 30, 2010. Discretionary cash flows consist of Consolidated EBITDAX minus interest expense and taxes paid during the period, as defined in the Fifth Amendment to our existing credit facility.

The expanded 2009 capital budget represents a reduction in capital expenditures of approximately 60% from our 2008 levels. Despite this reduction, production for 2009 increased to 7,638 MBoe as a result of capital investments made in 2008 and the first quarter of 2009. Several high impact wells, six of which are located in the Texas Panhandle Granite Wash and one of which is located in the Haley Area of Loving County, Texas, are expected to be completed and on line during the first quarter of 2010, which, if successful, could maintain our production levels throughout 2010. However, we cannot accurately predict the timing or level of future production.

BUSINESS STRENGTHS

Consistent track record of reserve additions and production growth.    From 2003 to 2009, we have grown proved reserves and production by a compounded annual growth rate of 19% and 20%, respectively. We have achieved this through a combination of drilling and acquisition success. Our reserve replacement ratio, which reflects our reserve additions from acquisitions, extensions and discoveries, and improved recoveries in a given period stated as a percentage of our production in the same period, has averaged 599% per year from 2002 through 2008. We replaced approximately 1,165%, 372%, and 200% of our production in 2006, 2007, and 2008, respectively.

Our average fully developed FD&A cost over the period 2006 through 2008 was $43.27 per Boe. Excluding the effects from downward price revisions and reduced future development costs that occurred during 2008, our three-year average fully developed FD&A cost was $22.38 per Boe.

Disciplined approach to proved reserve acquisitions.    We have a dedicated team that analyzes all of our acquisition opportunities. This team conducts due diligence with reserve engineering on a well-by-well basis to determine whether assets under consideration meet our acquisition criteria. We typically target properties where we can identify enhancements that we believe will increase production rates and extend the producing life of the well. The large number of acquisition opportunities that we review allows us to be selective and focus on properties that we believe have the most potential for value enhancement. In 2006, 2007 and 2008, our capital expenditures for acquisitions of proved properties were $484.4 million, $41.7 million and $39.2 million, respectively. These acquisition capital expenditures represented approximately 73%, 18%, and 13%, respectively, of our total capital expenditures and approximately 94%, 13%, and 17%, respectively, of our increase in reserves related to purchases of minerals in place,

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extensions and discoveries and improved recoveries for those periods. As part of our plan to keep capital expenditures within cash flow, we had only limited acquisitions in 2009 and have budgeted only limited amounts for acquisitions in 2010.

Property enhancement expertise.    Our ability to enhance acquired properties allows us to increase production rates and economic value. Our typical enhancements include the repair or replacement of casing and tubing, installation of plunger lifts and pumping units, installation of coiled tubing or siphon strings, compression, workovers and recompletion to new zones. Minimal amounts of investment have significantly enhanced the value of many of our properties.

Inventory of drilling locations.    Based on average prices for the year ended December 31, 2009 of $61.18 per Bbl of oil and $3.87 per Mcf of natural gas, we had an inventory of 1,333 proved undeveloped drilling locations.

Identified proved undeveloped drilling locations
Mid-Continent	1,061
Permian Basin	47
Gulf Coast	7
Ark-La-Tex	3
North Texas	128
Rocky Mountains	87

Total	1,333

Identified drilling locations represent total gross drilling locations identified by our management as an estimation of our multi-year drilling activities on existing acreage. As more fully discussed in the section “Risk factors,” our actual drilling activities may change depending on the availability of financing and capital, regulatory approvals, seasonal restrictions, oil and gas prices, costs, drilling results and other factors. We have experienced a high historical drilling success rate of approximately 99% on a weighted average basis during 2007, 2008 and 2009. For the year ended December 31, 2008, we spent $176.1 million of developmental drilling and exploration costs to drill 80 (73 net) operated wells and to participate in 246 (6 net) wells operated by others, representing 78% of our additions to reserves. During the year ended December 31, 2009, we drilled 51 (48 net) operated wells and participated in 125 (4 net) wells operated by others.

Enhanced oil recovery expertise and asset.    Beginning in 2000, we expanded our operations to include CO2 EOR. CO2 EOR involves the injection of CO2, which mixes with the remaining oil in place in the producing reservoir, followed by the injection of water in cycles to drive the hydrocarbons to producing wells. We have a staff of eight engineers that have substantial expertise in CO2 EOR operations, and we also have specific software for modeling CO2 EOR. We own a 29% interest in and operate a CO2 EOR unit in southern Oklahoma and have installed and operate a second CO2 EOR unit with a 54% interest in the Oklahoma and Texas panhandles. At December 31, 2008, our proved reserves included six units where CO2 EOR recovery methods are used, which comprised approximately 6% of our total proved reserves. At December 31, 2009, our proved reserves included seven units where CO2 EOR recovery methods are used, which comprised approximately 7% of our total proved reserves. In addition, we operate a polymer EOR flood in the North Burbank unit. This unit is in the early phases of a polymer EOR flood which was proven up by Phillips Petroleum Company through a pilot program in the mid 1980’s before being shut down due to low prevailing oil prices. We initiated polymer injection in this

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unit in a pilot program in December 2007. In the pilot area, we are seeing production response as production has increased from 90 Bbls of oil per day to 160 Bbls of oil per day. We plan to expand this polymer EOR program and ultimately introduce CO2 injection into this unit.

Experienced management team.    Mark A. Fischer, our Chief Executive Officer and founder who beneficially owns 42.5% of our outstanding common stock, has operated in the oil and gas industry for 38 years after starting his career at Exxon Mobil Corporation as a petroleum engineer. Joe Evans, our Chief Financial Officer, has over 30 years of experience in the oil and gas industry. Individuals in our 23-person management team have an average of nearly 30 years of experience in the oil and gas industry.

BUSINESS STRATEGY

We seek to grow reserves and production profitably through a balanced mix of developmental drilling, acquisitions, enhancements, EOR projects and a modest number of exploration projects. Further, we strive to control our operations and costs and to minimize commodity price risk through a conservative financial hedging program. The principal elements of our strategy include:

Continue lower-risk developmental drilling program.    During the year ended December 31, 2008, we spent approximately $171.0 million on developmental drilling, which represents 56% of our capital expenditures for such period. During the nine months ended September 30, 2009, we spent $48.6 million on developmental drilling. A majority of these wells are drilled in our core areas of the Mid-Continent and the Permian Basin. The wells we drill in these areas are generally development (infill or single stepout) wells. Our 2009 budget for developmental drilling was approximately $66.0 million, or 53% of our 2009 budgeted capital expenditures. We plan to spend a total of approximately $114.0 million, or 65% of our budgeted capital expenditures, on developmental drilling in 2010.

Acquire long-lived properties with enhancement opportunities.    We continually evaluate acquisition opportunities and expect that they will continue to play a significant role in increasing our reserve base and future drilling inventory. We have traditionally targeted smaller asset acquisitions which allow us to absorb, enhance and exploit the properties without taking on excessive integration risk. In 2006, we also made a larger acquisition that complemented our existing properties in our core areas. During the year ended December 31, 2008, we acquired approximately $39.2 million of proved reserves, which represented 13% of our total capital expenditures. During the nine months ended September 30, 2009, we acquired approximately $0.7 million of proved reserves, or 0.8% of our total capital expenditures. As part of our plan to keep capital expenditures within cash flow, we budgeted only limited amounts for acquisitions in 2009. However, we continue to consider individual field acquisitions that would complement our existing property base and EOR activities. We currently plan to spend a total of $1.0 million, or approximately 1% of our capital expenditures, on proved reserve acquisitions in 2010.

Apply technical expertise to enhance mature properties.    Once we acquire a property and become the operator, we seek to maximize production through enhancement techniques and the reduction of operating costs. We have built our business around a strong engineering team with expertise in the areas where we operate. We believe retaining our own field staff and operating offices close to our properties allows us to maintain tight control over our operations. We have 17 field offices throughout Oklahoma, Texas and Louisiana. Our personnel possess a high degree of expertise in working with lower pressure or depleted reservoirs and, as a result, are able to identify enhancement opportunities with low capital requirements such as installing a plunger lift, pumping unit or compressor. As of December 31, 2009, we had an inventory of 840 enhancement projects requiring total estimated capital expenditures of $69.6 million.

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Expand CO2 EOR activities.    As of December 31, 2009, we have accumulated interests in 72 properties in Oklahoma, Kansas, New Mexico and Texas that meet our criteria for CO 2 EOR operations, and are expanding our CO2 pipeline system to initiate CO2 injection in certain of these properties. We began CO2 injection in our Perryton Unit in December 2006 and in our Booker Area Units in September 2009, and plan to initiate CO2 injection in our NW Camrick Unit, our North Farnsworth Unit, and our NW Velma Hoxbar Unit in 2010. To support our existing CO2 EOR projects, we currently inject approximately 49 MMcf per day of purchased and recycled CO2. We have a 100% ownership interest in our 86-mile Borger CO2 pipeline, a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, a 58% interest in and operate the 23-mile Purdy to Velma CO2 pipeline, and a 100% interest in the 126-mile Booker CO2 pipeline. We installed compression facilities to capture approximately 14 to 17 MMcf per day of CO2 from the Arkalon ethanol plant in Liberal, Kansas in the second quarter of 2009 and began injecting this CO2 into the Booker Area fields in the third quarter of 2009.

Pursue modest exploration program.    During the nine months ended September 30, 2009, we spent $4.9 million on exploration activities. We have budgeted $8.0 million on exploration activities in 2010.

Control operations and costs.    We seek to serve as operator of the wells in which we own a significant interest. As operator, we are better positioned to control the (1) timing and plans for future enhancement and exploitation efforts; (2) costs of enhancing, drilling, completing and producing the wells; and (3) marketing negotiations for our oil and gas production to maximize both volumes and wellhead price. As of December 31, 2008, we operated properties comprising approximately 82% of our proved reserves. As of December 31, 2009, we operated properties comprising approximately 86% of our proved reserves.

Hedge production to stabilize cash flow.    Our long-lived reserves provide us with relatively predictable production. To protect cash flows that we use for on-going operations, for capital investments, and to lock in returns on acquisitions, we enter into commodity price swaps, costless collars, and basis protection swaps. We consider all these derivative instruments to be economic hedges of our proved developed production, regardless of whether hedge accounting is applied. As of September 30, 2009, we had commodity price swaps and costless collars in place for approximately 78% and 74% respectively, of our most recent internally estimated proved developed oil and gas production for 2009 through 2011. While our derivative activities protect our cash flows during periods of commodity price declines, we paid net derivative settlements of $23.0 million, $20.5 million, and $51.6 million for the years ended December 31, 2006, 2007, and 2008, respectively, through a period of increasing commodity prices. For the nine months ended September 30, 2009, we received net derivative settlements of $149.4 million.

During the fourth quarter of 2008, we monetized oil and gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32.6 million. During the first quarter of 2009, we monetized additional gas swaps with original settlement dates from May through October of 2009 for proceeds of $9.5 million. During the second quarter of 2009, we monetized additional oil swaps and collars with original settlement dates from January 2012 through December 2013 for proceeds of $102.4 million. No derivatives were monetized during the third quarter of 2009. The proceeds from these monetizations are included in the net settlements described above.

Business and properties

PROPERTIES

The following table presents our proved reserves and PV-10 value as of December 31, 2008 and average daily production for the year ended December 31, 2008 by our areas of operation. Reserves as of December 31, 2008 were estimated using prices on the last day of the reporting period of $44.60 per Bbl of oil and $5.62 per Mcf of gas.

	Proved reserves as of December 31, 2008					Average daily production (MBoe per day) Year ended December 31, 2008
	Oil (MBbl)	Natural gas (MMcf)	Total (MBoe)	Percent of total MBoe	PV-10 value ($MM)
Mid-Continent	40,449	244,062	81,126	71.5%	$636.7	13.0
Permian Basin	5,740	66,829	16,878	14.9%	163.8	3.1
Gulf Coast	1,551	34,593	7,316	6.5%	78.7	1.5
Ark-La-Tex	712	15,828	3,350	3.0%	18.4	0.8
North Texas	1,692	4,839	2,499	2.2%	21.9	0.5
Rocky Mountains	1,139	6,215	2,175	1.9%	13.2	0.4

Total	51,283	372,366	113,344	100.0%	$932.7	19.3

The following table presents our proved reserves and PV-10 value as of December 31, 2009 and average daily production for the year ended December 31, 2009, by our areas of operation. Reserves as of December 31, 2009 were estimated using the average of the prices on the first day of each month for the prior twelve months, which were $61.18 per Bbl of oil and $3.87 per Mcf of gas.

	Proved reserves as of December 31, 2009					Average daily production (MBoe per day) Year ended December 31, 2009
	Oil (MBbl)	Natural gas (MMcf)	Total (MBoe)	Percent of total MBoe	PV-10 value ($MM)
Mid-Continent	76,837	208,590	111,602	78.7%	$1,045.0	13.7
Permian Basin	6,687	56,898	16,170	11.4%	148.8	4.4
Gulf Coast	1,785	30,300	6,835	4.8%	57.3	1.3
Ark-La-Tex	1,002	10,140	2,692	1.9%	22.4	0.7
North Texas	1,844	3,366	2,405	1.7%	30.9	0.4
Rocky Mountains	1,314	5,136	2,170	1.5%	19.1	0.4

Total	89,469	314,430	141,874	100.0%	$1,323.5	20.9

Our properties have relatively long reserve lives and highly predictable production profiles. In general, these properties have extensive production histories and production enhancement opportunities. While our portfolio of oil and gas properties is geographically diversified, 83% of our 2008 production and 87% of our 2009 production was concentrated in our two core areas, which allows for substantial economies of scale in production and cost effective application of reservoir management techniques. As of December 31, 2009, we owned interests in 8,174 gross (2,807 net) producing wells and operated wells representing approximately 86% of our proved reserves. The high proportion of reserves in our operated properties allows us to exercise more control over expenses, capital allocations and the timing of development and exploitation activities in our fields.

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Mid-Continent

The Mid-Continent Area is the larger of our two core areas and, as of December 31, 2008, accounted for 72% of our proved reserves and 68% of our PV-10 value. As of December 31, 2009, this area accounted for 79% of our proved reserves and 79% of our PV-10 value. We own a working interest in 5,392 producing wells in the Mid-Continent Area, of which we operate 2,100. The Mid-Continent Area has 17 of our top 20 largest properties in terms of PV-10 value. During the year ended December 31, 2009, our net average daily production in the Mid-Continent Area was approximately 13.7 MBoe per day, or 66% of our total net average daily production. This area is characterized by stable, long-life, shallow decline reserves. We produce and drill in most of the basins in the region and have significant holdings and activity in the areas described below.

North Burbank Unit—Osage County, Oklahoma.    The North Burbank Unit is our largest property. The unit was developed in the early 1920’s, is 23,080 acres in size and has cumulative production of approximately 317.1 MMBbls of oil (primary and secondary). The North Burbank Unit accounted for 7,852 MBoe of our proved reserves and $27.9 million of our PV-10 value as of December 31, 2008, and 553 (454 net) MBoe of our year ended December 31, 2008 production. As of December 31, 2009, this unit accounted for 27,199 MBoe of our proved reserves and $187.0 million of our PV-10 value, and 575 (485 net) MBoe of our production for the year ended December 31, 2009. The producing zones are the Red Fork and Bartlesville and occur at a depth of 3,000 feet. We own 99.25% of the field and are also the operator. As of December 31, 2009, the field was producing 1,578 (1,330 net) Bbls of oil per day from 285 producing wells. There were also 201 active service wells and 469 temporarily abandoned wells at December 31, 2009. Upside potential exists in restoring a majority of the temporarily abandoned wells to production and in reinstituting the polymer EOR program that Phillips Petroleum Company instituted in the field from 1980-1986 as a project on 1,440 acres. Production increased from 500 Bbls of oil per day to 1,200 Bbls of oil per day in this project area as a result of the polymer injection program. The project was shut down in 1986 due to low oil prices. We reinstituted a polymer flood on 485 acres adjacent to Block A on a 19-well pattern in December 2007. Production has increased in this pilot area from 90 Bbls of oil per day to 160 Bbls of oil per day as of December 31, 2009. Since taking over the field on November 1, 2006, we have returned 99 temporarily abandoned wells to production with initial rates of production as high as 29 Bbls of oil per day. We believe this field also may have upside with the injection of CO 2.

South Burbank Unit—Osage County, Oklahoma.    The South Burbank Unit is the southward extension of the “Stanley Stringer” sand development and lies to the south of the North Burbank Unit and covers 2,720 acres. It was discovered in 1934 and unitized in 1935. The South Burbank Unit has produced 56.9 MMBbls of oil from the Burbank Sand from both primary and secondary recovery efforts. The Burbank Sand occurs at a depth of 2,850 feet. Recently, we have been drilling infill and stepout locations in the unit area for both the deeper Mississippi Chat, which occurs some 50 feet below the shallower Burbank Sand, and to the shallower Burbank Sand. It is currently estimated that the Mississippi Chat may be productive under a significant portion of the southern half of the South Burbank Unit. Seventeen wells have been drilled in the South Burbank Unit in 2009. Ten wells have been completed in the Burbank sand with initial potentials ranging between 5 and 150 Bbls of oil per day. Seven wells are completed and produce from the Mississippi Chat with initial potentials as high as 210 Bbls of oil per day. We currently have a Company-owned drilling rig working full time in this area. We expect to drill an additional 30 wells in this area in 2010. Any well drilled inside the South Burbank Unit is being developed with a pattern and spacing plan that will maximize any future EOR efforts.

Camrick area—Beaver and Texas Counties, Oklahoma and Ochiltree County, Texas.    The Camrick area represented approximately 4% of our proved reserves and 3% of our PV-10 value (4,906 MBoe and $30.2 million, respectively) at December 31, 2008. As of December 31, 2009, this area represented

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approximately 6% of our proved reserves and 7% of our PV-10 value (7,818 MBoe and $89.7 million, respectively). This area consists of three unitized fields, the Camrick Unit, which covers 9,168 acres, the NW Camrick Unit, which covers 2,980 acres, and the Perryton Unit, which covers 2,508 acres. We currently operate these three units with an average working interest of 54%. Production in the Camrick area is from the Morrow reservoir that occurs between the depths of 6,900 and 7,500 feet. The three units have produced approximately 16.6 MMBbls of primary reserves and approximately 13.6 MMBbls of secondary reserves. There were 55 active producing wells in this area that produced 517 (247 net) MBbls during the year ended December 31, 2009. Currently, CO2 injection operations are continuing in the Phase I, II and III areas of the Camrick Unit and the Perryton Unit. CO2 injection has improved the gross production in the Camrick Area from approximately 175 Bbls of oil per day in 2001 from 11 wells to approximately 1,488 (710 net) Bbls of oil per day as of December 31, 2009 from 55 producing wells. We plan to continue expansion of CO2 injection operations across all of the units.

Southwest Antioch Gibson Sand Unit (SWAGSU)—Garvin County, Oklahoma.    SWAGSU represented 6% of our proved reserves and 8% of our PV-10 value (6,412 MBoe and $77.9 million, respectively) at December 31, 2008. As of December 31, 2009, this area represented 4% of our proved reserves and 4% of our PV-10 value (5,514 MBoe and $47.4 million, respectively). SWAGSU encompasses approximately 9,520 acres with production from the Gibson Sand, which occurs between the depths of 6,500 and 7,200 feet. We currently operate this unit with an average working interest of 99%. The field has produced approximately 40.3 MMBbls of oil and 262.5 Bcf of gas since its discovery in 1946. The field was unitized in 1948 and began unitized production as a pressure maintenance operation, utilizing selective production (based on gas/oil ratios) and gas injection. Water injection began in 1952. Gas injection ceased in 1960 without significant blowdown of the injected gas. Field shutdown and plugging activities began in 1965, and all water injection ceased in 1970. A program is currently underway to re-enter abandoned wells and drill new wells to produce the injected gas. We have 37 active producing wells in this unit as of December 31, 2009. We drilled one well in 2009, and expect to drill four wells in 2010.

West Shattuck Cleveland Sand Play—Ellis County, Oklahoma and Lipscomb County, Texas.    The West Shattuck Cleveland Sand Play accounted for 3,418 MBoe of our proved reserves and $41.9 million of our PV-10 value as of December 31, 2008. As of December 31, 2009, this area accounted for 2,507 MBoe of our proved reserves and $16.5 million of our PV-10 value. We own approximately 6,864 net acres in this play. The Cleveland Sand occurs at depths between 7,900 and 8,300 feet and is considered a tight gas sand reservoir. As of December 31, 2009, we own interests in 27 Cleveland Sand producing wells. We drilled one well in 2009, and plan to drill and/or participate in drilling seven additional wells in this area during 2010. We employed horizontal drilling technology in most of our drilled wells in this area.

Aledo Bray Cleveland Sand Play—Custer and Dewey Counties, Oklahoma.    The Aledo Bray Cleveland Sand Play accounted for 308 MBoe of our proved reserves and $3.6 million of our PV-10 value as of December 31, 2008. As of December 31, 2009, this area accounted for 2,343 MBoe of our proved reserves and $22.2 million of our PV-10 value. We own approximately 2,135 net acres in this play. The Cleveland Sand occurs at 9,700 feet and is considered a tight gas sand reservoir. As of December 31, 2009, we own interests in two Aledo Bray vertical producing wells. We drilled one horizontal well in this play during 2009 and plan to drill and/or participate in the drilling of 12 additional horizontal wells in this play in 2010.

Colony Granite Wash Horizontal Play—Washita County, Oklahoma.    The objective target of this play is the Des Moinesian Granite Wash zones at an average depth of approximately 12,500 feet. To date, this play has encompassed an area approximately three townships in size. The Granite Wash is a quartz rich alluvial wash containing high concentrations of feldspar that results in reducing permeability and therefore reducing ultimate recoveries. Conventional vertical well bores in this area have recovered on

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average approximately 250 MBoe. The technological advances of horizontal drilling allow maximum exposure of this tight gas filled reservoir to the well bore (most horizontal wells are drilled up to 4,800 feet horizontally in the Granite Wash), resulting in substantially improved recoveries that are currently estimated to be up to three to four times the recoveries of the typical vertical well in this play. In the fourth quarter of 2008, we drilled the Roxanne 1-17H, in which we have a 25% working interest, which is currently producing at average rates of 895 (182 net) Mcf of gas per day and 76 (16 net) Bbls of oil per day. We drilled and/or participated in the drilling of seven Colony Granite Wash wells in 2009, and we expect to drill and/or participate in the drilling of 10 additional wells in this area in 2010.

Granite Wash and Atoka Wash Play—Wheeler County, Texas.    The objective target of this play is the Des Moinesian Granite Wash and Atoka Wash zones at an average depth of approximately 12,600 feet to 14,500 feet. To date, this play has encompassed an area approximately three townships in size. The Granite Wash is a quartz rich alluvial wash containing high concentrations of feldspar that results in reducing permeability and therefore reducing ultimate recoveries. Conventional vertical well bores in this area have recovered on average approximately 1.5 Bcfe. The technological advances of horizontal drilling allow maximum exposure of this tight gas filled reservoir to the well bore (most horizontal wells utilize a lateral drilled up to 4,800 feet horizontally in the Granite Wash and Atoka Wash), resulting in substantially improved recoveries that are currently estimated to be up to three to four times the recoveries of the typical vertical well in this play. Recent offsetting horizontal Atoka Wash wells to our acreage have had initial production rates of up to 18 to 21 MMcf per day with small amounts of condensate production. Recent offsetting horizontal Granite Wash wells to our acreage have had initial production rates of up to 18 MMcf of gas per day and 1,000 Bbls of oil per day. We drilled and/or participated in the drilling of six Atoka Wash wells in 2009, and we expect to drill and/or participate in the drilling of two Granite Wash wells in this area in 2010.

Anadarko Basin Woodford Shale Play—Western Oklahoma.    As of December 31, 2009, we have a significant acreage position in the emerging Woodford Shale Resource Play of western Oklahoma. We own and control approximately 68,779 gross acres and 22,269 net acres, which primarily are held by production from other formations. The Woodford Shale beneath our acreage ranges in thickness from approximately 80 to 280 feet thick at depths from 11,500 feet to 16,000 feet. The horizontal development of this non-conventional resource play began in 2007 in Canadian County and has expanded to include the nearby counties of Blaine, Grady and Caddo with over 62 Woodford targeted wells completed to date. Gas in place is estimated to be between 120 to 160 Bcf per section with initial development well density to be four wells per section. The average recovery is expected to be four to six Bcf per well at an average cost of seven to nine million dollars. Operators in the play have reported initial daily production rates in the range of five to eight MMcf of gas per day per well.

Velma Sims Unit CO2 Flood—Stephens County, Oklahoma.    The EVWB Sims Sand Unit, which covers approximately 1,300 acres, was discovered in 1949 and unitized in 1962. We currently operate this unit with an average working interest of 29%. Hydrocarbon gas injection into the Sims C2 Sand was initiated in the top of the structure in 1962. Waterflood operations began in 1972. Hydrocarbon gas injection ended around 1977 and a miscible CO 2 injection program was initiated in 1982. This miscible CO2 injection was first begun in the updip portion of the reservoir and in 1990 expanded into the mid-section area of the Sims C2 reservoir. In 1996, miscible CO2 injection began in the downdip section of the Sims C2. As of December 31, 2009, we had 43 active producing wells in this unit. This unit accounted for 2,066 MBoe of our proved reserves and $8.9 million of our PV-10 value as of December 31, 2008. As of December 31, 2009, this area accounted for 1,934 MBoe of our proved reserves and $16.0 million of our PV-10 value.

Fox Deese Springer Unit—Carter County, Oklahoma.    The Fox Deese Springer Unit, which is 2,335 acres, was discovered in 1915 and unitized in 1977. This unit had proved reserves of 281 MBoe and a PV-10 value of $1.2 million at December 31, 2008. As of December 31, 2009, this area had proved

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reserves of 4,659 MBoe and a PV-10 value of $39.8 million. We operate this unit with a working interest of 82%. Producing zones include the Deese, Sims, and Morris, which occur at depths between 3,300 and 5,500 feet. Cumulative production is 14.1 MMBbls of oil and, as of December 31, 2009, the unit has 62 producing wells and 48 active service wells. The unit is currently producing 340 (224 net) Bbls of oil per day.

Sivells Bend Unit—Cooke County, Texas.    The Sivells Bend Unit is 3,863 acres in size, produces primarily from the Strawn, which occurs at depths between 6,200 and 7,000 feet, and has recovered 39.1 MMBbls of oil to date. This unit represented 1,461 MBoe of our proved reserves and $7.6 million of our PV-10 value at December 31, 2008. As of December 31, 2009, this unit represents 2,606 MBoe of our proved reserves and $35.9 million of our PV-10 value. As of December 31, 2009, there are 26 producing wells and 14 active service wells, with production of approximately 225 (126 net) Bbls of oil per day. We operate the field with a working interest of 65%. Upside potential exists in increased density drilling from 80 acres to 40 acres in the Strawn. The only 40-acre increased density well drilled in the unit has recovered over 390 MBbls of oil. Additional potential exists in deeper Ellenburger, as an Ellenburger well tested approximately 193 Bbls of oil per day in 1964 in the adjacent East Sivells Bend Unit and one well in our unit tested 104 Bbls of oil per day for a short time. 3-D seismic will be required to better define the fault blocks for an Ellenburger test. We own approximately 1,000 acres of fee minerals in this Sivells Bend Unit and own approximately half of the rights below the Strawn, which includes the Ellenburger.

CO2 EOR—Various counties, Oklahoma, Kansas, New Mexico and Texas.    As of December 31, 2009, we have accumulated interests in 72 properties in Oklahoma, Kansas, New Mexico and Texas that meet our criteria for CO2 EOR operations. We own a 100% interest in our 86-mile Borger CO2 pipeline, a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, a 58% interest in and operate the 23-mile Purdy to Velma CO2 pipeline, and a 100% interest in approximately 126 miles of pipeline that includes a CO2 pipeline located between Liberal, Kansas and Booker, Texas as well as additional pipeline extensions in the SW Kansas and Texas Panhandle areas. We initiated CO2 injection in three Booker units in 2009, and plan to expand CO2 injections into our NW Camrick Unit, our North Farnsworth Unit, and our NW Velma Hoxbar Unit in 2010. As of December 31, 2009, we had in place transportation and supply agreements to provide the necessary CO2 for these projects. We have installed compression facilities to capture approximately 14 to 17 MMcf per day of CO2 from the Arkalon ethanol plant and have initiated injection of this CO2 into the Booker area fields in the third quarter of 2009. Arrangements to secure additional sources of CO2 for potential future projects are currently in process. The U.S. Department of Energy-Office of Fossil Energy provided a report in February 2006 estimating that significant oil reserves could be technically recovered in the State of Oklahoma through CO2 EOR processes. With our infrastructure, we believe that we will be well positioned to participate in the exploitation of these reserves.

Permian Basin

The Permian Basin Area is the second of our two core areas and, as of December 31, 2008, accounted for 15% of our proved reserves and 18% of our PV-10 value. As of December 31, 2009, this area accounted for 11% of our proved reserves and 11% of our PV-10 value. We own a working interest in 1,693 producing wells in the Permian Basin, of which we operate 318. The Permian Basin Area has three of our top 20 properties in terms of PV-10 value. During the year ended December 31, 2009, our net average daily production in the Permian Basin Area was approximately 4.4 MBoe per day, or 21% of the total net average daily production. Similar to the Mid-Continent Area, the Permian Basin Area is characterized by stable, long-life, shallow decline reserves.

Tunstill Field Play—Loving and Reeves Counties, Texas.    Our Tunstill Field Play covers approximately 20,640 acres. We operate 86 producing wells in this play with an average working interest of 99%. The

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Tunstill Field Play represented 2,298 MBoe of our proved reserves and $28.4 million of our PV-10 value at December 31, 2008. As of December 31, 2009, this area represents 2,692 MBoe of our proved reserves and $33.6 million of our PV-10 value. Primary objectives in this play are the Bell Canyon Sands that occur at depths from 3,300 to 3,500 feet and the Cherry Canyon Sands that occur at depths from 3,500 to 5,400 feet. Older wells produce from the shallower Bell Canyon Sands, including the Ramsey and Olds, while more recent wells have established production from the deeper Cherry Canyon Sands as well as the shallower sands. We drilled three wells in this play during the year ended December 31, 2009, and plan to drill 10 additional wells in this play in 2010.

Haley Area Play—Loving County, Texas.    The Haley Area—Bone Springs, Strawn, Atoka and Morrow play encompasses 3,840 gross acres. We own interests in and operate ten producing wells in this play. The Haley Area represented 4,722 MBoe of our proved reserves and $43.7 million of our PV-10 value at December 31, 2008. As of December 31, 2009, this area accounted for 4,693 MBoe of our proved reserves and $27.7 million of our PV-10 value. Production has been established from four main intervals: (1) the Bone Springs at a depth of approximately 9,800 to 11,500 feet; (2) the Strawn at a depth of approximately 15,000 feet; (3) the Atoka at a depth of approximately 15,300 feet; and (4) the Morrow at a depth of approximately 17,500 feet. Of the existing wells, one is completed in the Atoka, one is completed in the Strawn, three are completed in the Morrow, three are completed in the Bone Springs, one is completed in the commingled Strawn/Atoka interval, and one is completed in the commingled Atoka/Morrow interval. Recent activity in the area, on all four sides of our acreage, has established significant producing wells from the Strawn/Atoka/Morrow commingled interval with some initial potentials of 3 to 5 MBoe per day. We recently drilled the Bowdle 47 No. 2 to test the Morrow and Atoka intervals. This well began selling gas in late November 2008, and is currently producing at approximately 12.3 (8.7 net) MMcf per day. We are currently drilling an offset to the Bowdle 47 No. 2 well, the Bowdle 47-4, which is expected to be completed in the first quarter of 2010.

Gulf Coast

The Gulf Coast Area is the most active of our four growth areas and, as of December 31, 2008, accounted for 6% of our proved reserves and 9% of our PV-10 value. As of December 31, 2009, this area accounted for 5% of our proved reserves and 4% of our PV-10 value. We own an interest in 200 producing wells in the Gulf Coast Area, of which we operate 128. Unlike our core areas, the Gulf Coast Area is characterized by shorter-life and high initial potential production. We believe a balance of this type of production complements our long-life reserves and adds a dimension for increasing our near-term cash flow.

Mustang Island & Mesquite Bay—Nueces County, TX.    We own interests in approximately 1,700 net producing acres and 10,648 net non-producing acres. Multiple producing sand intervals are found from depths of 6,500 feet to 8,000 feet. We operate one active producing well in this area. As of December 31, 2008, the wells in this area accounted for 217 MBoe of our proved reserves and $2.6 million of our PV-10 value. As of December 31, 2009, this area accounted for 290 MBoe of our proved reserves and $2.2 million of our PV-10 value. We recorded a 58-square mile proprietary 3-D seismic survey over parts of this area where we have entered into an area of mutual interest with a 50% ownership in an attempt to find bypassed reserves or other potential reservoirs.

Ark-La-Tex

As of December 31, 2008, the Ark-La-Tex Area accounted for 3% of our proved reserves and 2% of our PV-10 value. As of December 31, 2009, this area accounted for 2% of our proved reserves and 2% of our PV-10 value. We own an interest in 120 wells in the Ark-La-Tex Area, of which we operate 53. These reserves are characterized by shorter life and higher initial potential.

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North Texas

As of December 31, 2008, the North Texas Area accounted for 2% of our proved reserves and 2% of our PV-10 value. As of December 31, 2009, this area accounted for 2% of our proved reserves and 2% of our PV-10 value. We own an interest in 588 wells in the North Texas Area, of which we operate 107.

Rocky Mountains

As of December 31, 2008, the Rocky Mountains Area accounted for 2% of our proved reserves and 1% of our PV-10 value. As of December 31, 2009, this area accounted for 1% of our proved reserves and 2% of our PV-10 value. We own an interest in 181 wells in the Rocky Mountains Area, of which we operate 39.

OIL AND GAS RESERVES

The tables below summarize our net proved oil and gas reserves and PV-10 values at December 31, 2008 and 2009. Information in the tables is derived from reserve reports of estimated proved reserves prepared by Cawley, Gillespie & Associates, Inc. (68% and 59% of PV-10 value) and by Ryder Scott Company, L.P. (7% and 23% of PV-10 value) at December 31, 2008 and 2009, respectively. Our internal engineering staff has prepared a report of estimated proved reserves on the remaining smaller value properties (25% and 18% of PV-10 value) at December 31, 2008 and 2009, respectively.

	Net proved reserves as of December 31, 2008
	Oil (MBbl)	Gas (MMcf)	Total (MBoe)	PV-10 value (In thousands)
Developed—producing	31,145	214,016	66,815	$641,194
Developed—non-producing	9,237	49,315	17,456	143,398
Undeveloped	10,901	109,035	29,073	148,100

Total proved	51,283	372,366	113,344	$932,692

	Net proved reserves as of December 31, 2009
	Oil (MBbl)	Gas (MMcf)	Total (MBoe)	PV-10 value (In thousands)
Developed—producing	40,793	183,150	71,318	$813,407
Developed—non-producing	15,068	44,856	22,544	180,239
Undeveloped	33,608	86,424	48,012	329,895

Total proved	89,469	314,430	141,874	$1,323,541

The estimated reserve life as of December 31, 2007 and 2008 and 2009 was 24.3, 16.0, and 18.6 years, respectively. The estimated reserve life was calculated by dividing total proved reserves by production volumes for the year indicated. The shorter reserve life of 16 years in 2008 was primarily a result of reduced proven reserves associated with the lower end of year SEC pricing.

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The following table sets forth the estimated future net revenues from proved reserves, the PV-10 value, the standardized measure of discounted future net cash flows and the prices used in projecting those measures over the past three years.

	2007	2008	2009
	(Dollars in thousands, except prices)
Future net revenue	$6,203,720	$1,918,270	$3,117,875
PV-10 value	2,671,982	932,692	1,323,541
Standardized measure of discounted future net cash flows	1,793,980	755,013	971,364
Oil price (per Bbl)	96.01	44.60	61.18
Gas price (per Mcf)	6.80	5.62	3.87

Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

The following table sets forth information at December 31, 2009 relating to the producing wells in which we owned a working interest as of that date. We also hold royalty interests in units and acreage in addition to the wells in which we have a working interest. Wells are classified as oil or gas according to their predominant production stream. Gross wells is the total number of producing wells in which we have a working interest, and net wells is the sum of our working interest in all producing wells.

	Total wells
	Gross	Net
Crude oil	5,870	2,058
Natural gas	2,304	749

Total	8,174	2,807

The following table details our gross and net interest in producing wells in which we have a working interest and the number of wells we operated at December 31, 2009 by area.

	Total producing wells		Operated producing Wells
	Gross	Net
Mid-Continent	5,392	2,122	2,100
Permian Basin	1,693	361	318
Gulf Coast	200	117	128
Ark-La-Tex	120	48	53
North Texas	588	120	107
Rocky Mountains	181	39	39

Total	8,174	2,807	2,745

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The following table details our gross and net interest in developed and undeveloped acreage at December 31, 2009 by area.

	Developed		Undeveloped
	Gross	Net	Gross	Net
Mid-Continent	903,160	398,598	56,096	45,309
Permian Basin	71,962	49,302	18,101	16,983
Gulf Coast	73,356	43,891	25,546	19,476
Ark-La-Tex	22,366	10,106	—	—
North Texas	26,073	18,343	181	17
Rocky Mountains	48,837	15,921	3,251	2,611

Total	1,145,754	536,161	103,175	84,396

The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should a correlation be assumed between the number of productive wells drilled, quantities of reserves found or economic value. Development wells are wells drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. Exploratory wells are wells drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir beyond one location. Productive wells are those that produce commercial quantities of hydrocarbons, exclusive of their capacity to produce at a reasonable rate of return.

	2007		2008		2009
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	214.0	51.7	319.0	74.9	172.0	49.5
Dry	3.0	1.2	4.0	2.0	2.0	1.9
Exploratory wells
Productive	6.0	5.9	3.0	2.2	2.0	1.0
Dry	0.0	0.0	0.0	0.0	0.0	0.0
Total wells
Productive	220.0	57.6	322.0	77.1	174.0	50.5
Dry	3.0	1.2	4.0	2.0	2.0	1.9

Total	223.0	58.8	326.0	79.1	176.0	52.4

Percent productive	99%	98%	99%	97%	99%	96%

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The following table sets forth certain information regarding our historical net production volumes, average prices realized and production costs associated with sales of oil and gas for the periods indicated.

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
Production:
Oil (MBbls)	1,906	3,356	3,773	2,785	2,888
Gas (MMcf)	20,949	20,504	19,795	14,583	17,460

Combined (MBoe)	5,398	6,773	7,072	5,216	5,798

Average daily production:
Oil (Bbls)	5,222	9,195	10,309	10,164	10,579
Gas (Mcf)	57,395	56,175	54,085	53,223	63,956

Combined (Boe)	14,788	18,558	19,323	19,035	21,238

Average prices (excluding derivative settlements):
Oil (per Bbl)	$61.65	$69.85	$92.47	$106.69	$50.36
Gas (per Mcf)	6.29	6.41	7.72	8.93	3.16

Combined (per Boe)	$46.16	$54.03	$70.95	$81.93	$34.61

Average costs per Boe:
Lease operating expenses	$13.28	$15.42	$17.05	$16.53	$12.58
Production taxes	3.47	3.87	4.78	5.43	2.44
Depreciation, depletion, and amortization	9.69	12.61	14.24	14.14	13.82
General and administrative	2.72	3.22	3.16	3.63	3.13

COMPETITION

The oil and gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than ours. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

We are also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which have delayed developmental drilling and other exploitation activities and have caused significant price increases. We are unable to predict when, or if, such shortages may again occur or how they would affect our development and exploitation program.

Competition is also strong for attractive oil and gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete satisfactorily. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. Although we regularly evaluate acquisition opportunities and submit bids as part of our growth strategy, we do not have any current agreements, understandings or arrangements with respect to any material acquisition.

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MARKETS

The marketing of oil and gas produced by us will be affected by a number of factors that are beyond our control and whose exact effect cannot be accurately predicted. These factors include:

➢	the amount of crude oil and natural gas imports;

➢	the availability, proximity and cost of adequate pipeline and other transportation facilities;

➢	the success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind power;

➢	the effect of federal and state regulation of production, refining, transportation and sales;

➢	the laws of foreign jurisdictions and the laws and regulations affecting foreign markets;

➢	other matters affecting the availability of a ready market, such as fluctuating supply and demand; and

➢	general economic conditions in the United States and around the world.

The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years. The North American Free Trade Agreement eliminated most trade and investment barriers between the United States, Canada and Mexico, resulting in increased foreign competition for domestic natural gas production. New pipeline projects recently approved by, or presently pending, before the Federal Energy Regulatory Commission (FERC), as well as nondiscriminatory access requirements, could further increase the availability of gas imports to certain U.S. markets. Such imports could have an adverse effect on both the price and volume of gas sales from our wells.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas from time to time with the intent of reducing the current global oversupply and maintaining, lowering or increasing certain price levels. We are unable to predict what effect, if any, such actions will have on both the price and volume of crude oil sales from our wells.

In several initiatives, FERC has required pipeline transportation companies to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market. Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Although this system may initially lower prices due to increased competition, it is anticipated it will ultimately expand natural gas markets and improve their reliability.

ENVIRONMENTAL MATTERS AND REGULATION

We believe our properties and operations are in substantial compliance with applicable environmental laws and regulations, and our operations to date have not resulted in any material environmental liabilities. To reduce our exposure to potential environmental risk, we typically have our field personnel inspect operated properties prior to completing each acquisition.

General

Our operations, like the operations of other companies in our industry, are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

➢	require the acquisition of various permits before drilling commences;

➢	require the installation of expensive pollution control equipment;

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➢	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

➢	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

➢	require remedial measures to prevent pollution from former operations, such as pit closure and plugging of abandoned wells;

➢	impose substantial liabilities for pollution resulting from our operation; and

➢	with respect to operations affecting federal lands or leases, require preparation of a Resource Management Plan, an Environmental Assessment, and/or an Environmental Impact Statement.

These laws, rules and regulations may also restrict the rate of oil and gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on our operating costs.

We believe we substantially comply with all current applicable environmental laws and regulations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. However, we cannot predict how future environmental laws and regulations may affect our properties or operations. For the years ended December 31, 2007 and 2008, we did not incur any material capital expenditures for installation of remediation or pollution control equipment at any of our facilities. As of September 30, 2009, we are not aware of any environmental issues or claims that will require material capital expenditures during 2009 or that will otherwise have a material impact on our financial position or results of operations.

Environmental laws and regulations that could have a material impact on the oil and gas exploration and production industry include the following:

National Environmental Policy Act

Oil and gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will typically prepare an Environmental Assessment to assess the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment.

All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay and increase costs of the development of gas and oil projects.

Waste Handling

The Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and the disposal of non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency

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(“EPA”), individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes,” which are regulated under the less stringent non-hazardous waste provisions. However, there is no guarantee that the U.S. Congress, EPA or individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation.

We believe we are currently in substantial compliance with the requirements of RCRA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations to the extent that our operations require them under such laws and regulations. Although we do not believe the current costs of managing our presently classified wastes to be significant, any legislative or regulatory reclassification of oil and gas exploration and production wastes could increase our costs to manage and dispose of such wastes.

Comprehensive Environmental Response, Compensation and Liability Act

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes strict, and in certain circumstances joint and several liability, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. Responsible parties include the current, as well as former owner or operator of the site where the release occurred and persons that disposed or arranged for the disposal of the hazardous substance at the site. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We currently own, lease, or operate numerous properties that have produced oil and gas for many years. Although we believe we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on, under or from the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contamination, or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the relevant state. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the federal Clean Water Act and analogous state laws and regulations. We believe we are in substantial compliance with the requirements of the Clean Water Act.

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The Safe Drinking Water Act, groundwater protection, and the Underground Injection Control Program

The federal Safe Drinking Water Act (SWDA) and the Underground Injection Control (UIC) program promulgated under the SWDA and state programs regulate the drilling and operation of salt water disposal wells. EPA directly administers the UIC program in some states and in others it is delegated to the state for administering. Permits must be obtained before drilling salt water disposal permits, and casing integrity monitoring must be conducted periodically to ensure the casing is not leaking saltwater to groundwater.

Contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We engage third parties to provide hydraulic fracturing or other well stimulation services to us in connection with many of the wells for which we are the operator. The U.S. Congress is considering legislation that would repeal the exemption for hydraulic fracturing from the SDWA, which would have the effect of allowing the EPA to promulgate regulations requiring permits and implementing potential new requirements of hydraulic fracturing under the SDWA. This could, in turn, require state regulatory agencies in states with programs delegated under the SDWA to impose additional requirements on hydraulic fracturing operations.

The Clean Air Act

The federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, the EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations. The EPA proposed in a consent decree, which has not been approved by a federal court, that it will issue by January 31, 2011 a proposal to revise its national emissions standards for hazardous air pollution for crude oil and natural gas production, as well as gas transmission and storage and its new source performance standards for oil and gas production.

Some of our new facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to comply with new monitoring and reporting requirements and/or emission limitations. These regulations may increase the costs of compliance for some facilities, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance. We believe we are in substantial compliance with the current requirements of the Clean Air Act.

In December 2009, the EPA promulgated a finding that serves as the foundation under the Clean Air Act to issue other rules that would result in federal greenhouse gas regulations and emissions limits under the Clean Air Act, even without Congressional action. As part of this array of new regulations, in September 2009, the EPA also promulgated a GHG monitoring and reporting rule that requires certain parties, including participants in the oil and gas industry, to monitor and report their GHG emissions, including methane and carbon dioxide, to the EPA. The emissions will be published on a register to be made available on the Internet. These regulations may apply to our operations. The EPA has proposed two other rules that would regulate GHGs, one of which would regulate GHGs from stationary sources, and may affect sources in the oil and gas exploration and production industry and pipeline industry.

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The EPA’s finding, the greenhouse gas reporting rule, and the proposed rules to regulate the emissions of greenhouse gases would result in federal regulation of carbon dioxide emissions and other greenhouse gases, and may affect the outcome of other climate change lawsuits pending in United States federal courts in a manner unfavorable to our industry.

Other Laws and Regulation

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress is considering proposed legislation directed at reducing greenhouse gas emissions. Also, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations. Our operations are not adversely impacted by current state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations limiting or otherwise addressing greenhouse gas emissions would impact our business.

Other Regulation of the Oil and Gas Industry

The oil and gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and gas facilities. Our operations may be subject to such laws and regulations. It is not possible to accurately estimate the costs we could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Drilling and Production

Our operations are subject to various types of regulation at the federal, state and local levels. These types of regulations include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which we operate also regulate one or more of the following:

➢	the location of wells;

➢	the method of drilling and casing wells;

➢	the rates of production or “allowables”;

➢	the surface use and restoration of properties upon which wells are drilled;

➢	the plugging and abandoning of wells; and

➢	notice to surface owners and other third parties.

Business and properties

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of natural gas, and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, gas and natural gas liquids within its jurisdiction.

Natural Gas Sales Transportation

Historically, federal legislation and regulatory controls have affected the price of the gas we produce and the manner in which we market our production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales,” which include all of our sales of our own production.

FERC also regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, unregulated, open access market for gas purchases and sales that permits all purchasers of gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, we cannot guarantee that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future nor can it determine what effect, if any, future regulatory changes might have on our natural gas related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and instate waters. Although its policy is still in flux, FERC recently has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting gas to point-of-sale locations.

Natural Gas Pipeline Safety

The Department of Transportation, specifically the Pipeline and Hazardous Materials Safety Administration, regulates transportation of natural and other gas by pipeline and imposes minimum federal safety standards pursuant to the pipeline safety laws codified at 49 U.S.C. 60101, et seq. and the hazardous material transportation laws codified at 49 U.S.C. 5101, et seq. We believe we are currently in substantial compliance with the requirements of these various regulatory requirements mandating federal minimum safety criteria for transporting natural and other gas and hazardous materials via pipeline.

Business and properties

Natural Gas Gathering Regulations

State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering is addressed in EPA’s greenhouse gas monitoring and reporting rule and may receive greater regulatory scrutiny in the future.

State Regulation

The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowable from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, and to limit the number of wells or locations we can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. We do not believe that compliance with these laws will have a material adverse effect on us.

SEASONALITY

While our limited operations located in the Gulf Coast and the Rocky Mountains may experience seasonal fluctuations, we do not believe these fluctuations have had, or will have, a material impact on our consolidated results of operations.

PROPERTIES

We believe we have satisfactory title to all of our owned assets. As is customary in the oil and gas industry, we initially conduct only a cursory review of the title to undeveloped leasehold acreage rights acquired through oil and gas leases or farm-in agreements. Prior to the commencement of drilling operations on undeveloped leasehold, we conduct a title examination and perform curative work with respect to any significant title defects. Prior to completing an acquisition of an interest in significant producing oil and gas properties, we conduct due diligence as to title for the specific interest we are acquiring. Our interests in natural gas and oil properties are subject to customary royalty interests, liens for current taxes and other similar burdens and minor easements, restrictions and encumbrances which we believe do not materially detract from the value of these interests either individually or in the aggregate and will not materially interfere with the operation of our business. We will take such steps as we deem necessary to assure that our titles to our properties is satisfactory. We are free, however, to exercise our judgment as to reasonable business risks in waiving title requirements.

EMPLOYEES

As of December 31, 2009, we had 689 full-time employees, including 14 geologists and geophysicists, 32 reservoir, production, and drilling engineers, and 16 land professionals. Of these, 293 work in our Oklahoma City office and 396 work in our district and field offices. We also contract for the services of independent consultants involved in land, regulatory, accounting, financial and other disciplines as needed. None of our employees are represented by labor unions or covered by any collective bargaining agreement. We believe that our relations with our employees are satisfactory.